Registration No. 333-47945
                                               Rule 424(b)(2)

REVISED PRICING SUPPLEMENT No.  7  Dated June 17, 1998 (To
Prospectus dated April 3, 1998)

                         $3,000,000,000
                 HOUSEHOLD  FINANCE  CORPORATION
                        Medium Term Notes
           Due Nine Months or More from Date of Issue

Principal Amount:   $100,000,000

Price to Public:    100%          Proceeds to HFC: 99.94297%

Issue Date:    June 23, 1998      Stated Maturity:  June 22, 2000

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on June 19, 1998.

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Plus 0.05%  (+ 5 basis points)

Interest Payment Dates:  On the 22nd of March, June, September and
     December of each year, commencing September 22, 1998, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Reset Date.

Index Maturity:  Three Months.

Agent:  Merrill Lynch & Co.

Agent's Commission or Discount:  0.05703%

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